UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2007

Allion Healthcare, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-17821	11-2962027

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1660 Walt Whitman Road, Suite 105, Melville, New York 11747

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (631) 547-6520

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(b)           On July 9, 2007, James G. Spencer, Chief Financial Officer, Secretary and Treasurer of Allion Healthcare, Inc. (the “Company”), notified the Company that he was resigning, effective  July 20, 2007, to accept a position as chief financial officer of a privately held high definition radio technology company headquartered near Mr. Spencer’s current residence in Baltimore, Maryland. The Company anticipates that Mr. Spencer may be available on a limited basis after his departure to assist with his transition.

(c)           On July 10, 2007, the Company appointed Stephen A. Maggio to serve as the Company’s interim Chief Financial Officer until the Company has appointed Mr. Spencer’s permanent successor. Mr. Maggio, 58, has been the Company’s Director of Finance since January 2005.  Mr. Maggio served as a consultant to the Company from November 2004 to January 2005.  From 2003 to November 2004, Mr. Maggio owned and operated a franchise business.  Prior to that, Mr. Maggio served as Vice President, Chief Financial Officer for Dunhill Staffing Systems, Inc. from 2002 to 2003. Mr. Maggio received his B.S. in Accounting from Fordham University. He is a certified public accountant and a member of the New York Society of CPAs and the American Institute of CPAs.

There are no arrangements between Mr. Maggio and any other person pursuant to which Mr. Maggio was selected as interim Chief Financial Officer, nor are there any transactions to which the Company was or is a participant and in which Mr. Maggio has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Item 8.01. Other Events

On July 10, 2007, the Company issued a press release announcing the resignation of James G. Spencer as Chief Financial Officer, Secretary and Treasurer of the Company and the appointment of Stephen A. Maggio as interim Chief Financial Officer of the Company. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

     (d) Exhibits

Exhibit
Number	Description
99.1	Press release dated July 10, 2007.

  SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLION HEALTHCARE, INC. (Registrant)
July 10, 2007	/s/ Michael Moran
By: Michael Moran
Its: Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press release dated July 10, 2007.